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                                                                   EXHIBIT 10.30

November 21, 2001


Paul Friedman
[ADDRESS]

Dear Paul:

It is with great pleasure that we offer you the position of Chief Executive Officer of Incyte Genomics, Inc. ("Incyte" or the "Company"), reporting to the Board of Directors of the Company.

1. Salary and Bonus. Should you accept our offer, your salary will be $600,000
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per year, payable on a bi-weekly basis. This is a salaried, exempt position, as your salary covers compensation for all hours worked. Your salary will be subject to annual review by the Compensation Committee of the Board of Directors, with the first such review to occur at the Compensation Committee's regularly scheduled meeting for that purpose in the last quarter of 2002 or the first quarter of 2003, as applicable. In addition, beginning fiscal year 2002 you will participate together with the Company's other executive officers in the Company's Corporate Incentive Plan ("CIP"). Under the CIP, your target bonus will be 50% of your annual salary, with the actual bonus amount determined by the achievement of performance goals to be determined annually by the Board of Directors.

2. Stock Options and Restricted Stock Units. Incyte will grant you an option to
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purchase 400,000 shares of Incyte common stock at an exercise price equal to the fair market value of the common stock on the date of grant, which will occur on the date of your commencement of employment with the Company. Twenty-five percent (25%) of this option will vest on the first anniversary of the date of grant, with the remaining seventy-five percent (75%) of the option vesting monthly in thirty-six equal increments beginning in the month immediately following the first anniversary of the date of grant. The specific terms and conditions of this grant will be set forth in a Stock Option Agreement to be entered into between you and the Company. Your stock options will be "incentive stock options" to the maximum extent permitted by law. Upon the commencement of your employment, you will also receive 100,000 restricted stock units (the "Units"). Each Unit will enable you to receive one share of Incyte common stock. The Units will vest fifty percent (50%) on the third anniversary of your employment and the remaining fifty percent (50%) on the fourth anniversary of your employment or on such earlier date as provided in the Employment Agreement, dated November 26, 2001, between the Company and you (the "Employment Agreement"). Upon your termination of employment, unvested Units will be forfeited. The Units will be settled in shares of Incyte common stock on the date of vesting or such later date, but not beyond the earlier of 30 days after the termination of your employment or the ninth anniversary of the date you commence your employment with the Company, as you may elect in a timely deferral election filed with the Company.

3. Place of Performance. You will spend an average of at least 5 business days
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per month working at the Company's West Coast headquarters, currently Palo Alto,
California, and the remaining business days working on the East Coast. The Company will provide you with a furnished one bedroom apartment in the Palo Alto vicinity.

4. Election to Board of Directors. Upon your acceptance of the position of Chief
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Executive Officer, subject to the necessary Board of Directors approval and effective upon





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November 21, 2001
Paul Friedman
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commencement of your employment, you will be elected as a member of the
Company's Board of Directors.

5. Benefits. Incyte offers employees and their eligible dependents a variety of
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group health insurance benefits. Effective on your first day of employment, you will be eligible for these benefits which currently include medical, dental, vision, disability and life insurance. An outline of our benefit package is enclosed. Incyte offers a 401(k) Plan available for your participation at the next open enrollment, held quarterly. Information about these programs and other company benefits along with guidelines concerning employment are contained in Incyte's Employee Handbook, a copy of which is issued at the time employment commences.

6. Corporate Policy. As a condition of your employment with Incyte, you are
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required to sign the enclosed Confidential Information and Invention Assignment
Agreement ("Confidential Information Agreement") protecting Incyte's proprietary and competitive information. This offer of employment is subject to your acceptance of the terms of the Confidential Information Agreement. As an Incyte employee, you will be responsible for carrying out your duties and upholding all Company policies as outlined in the Company Employee Handbook and in the Confidential Information Agreement, as may be modified from time to time.

7. Term of Employment. Please note that your employment with Incyte, if
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accepted, will commence on December 3, 2001 and will be on an "at will" basis, meaning that either you or the Company can terminate the employment relationship for any reason at any time.

8. Severance. If your employment with the Company is terminated without Cause or
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for Good Reason or Change in Control Good Reason, you will be entitled to receive the severance benefits described in the Employment Agreement.

9. Immigration Documentation. This offer of employment is expressly conditioned
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upon your being able to provide Incyte with documentation on the date that you report to work as evidence that you are fully authorized by the INS to accept this employment position. This offer of employment is contingent on the Company receiving satisfactory background checks.

Paul, we would be delighted by your decision to join Incyte and we look forward to your acceptance of this offer of employment. We believe Incyte offers an exciting and challenging opportunity.

Please consider our offer and advise me of your decision by December 3, 2001. The Company does not intend to hold the offer open beyond this date.



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November 21, 2001
Paul Friedman
Page 3





In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me along with your signed Employment Agreement, Confidential Information Agreement, Computer Usage Policy, EEO form and I-9. The Confidential Information Agreement must be returned with a signed copy of this letter to be considered a valid acceptance. The other copy of this offer letter is for your records. In the meantime, should you have any questions about our offer or about the Company more generally, please contact me.

Sincerely,


/s/ Roy A. Whitfield
Roy A. Whitfield
Chief Executive Officer



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I have read and understand the terms of this offer including the attached
Confidential Information Agreement. I agree to the terms of employment set forth in this letter and Confidential Information Agreement and will be available to report to work on Monday, December 3, 2001.

                                                   /s/ Paul Friedman
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                                                   Paul Friedman